Exhibit 99.1

Contact:	Mark A. Kopser Senior Vice President and Chief Financial Officer or Richard J. Sirchio Treasurer and Vice President/Investor Relations (972) 713-3500

UNITED SURGICAL PARTNERS INTERNATIONAL
COMPLETES TRANSACTION ADDING FIVE FACILITIES IN CHICAGO

Dallas, Texas (October 19, 2004) — United Surgical Partners International, Inc. (NASDAQ/NM:USPI) today announced the completion of its previously announced acquisition of Same Day Surgery, LLC, which owns five multi-specialty surgical centers in the metropolitan Chicago area.

     With the completion of this transaction, United Surgical Partners International has ownership interests in or operates 80 surgical facilities, including three facilities in the United Kingdom. Of the Company’s 77 domestic facilities, 44 are jointly owned with 21 not-for-profit healthcare systems.

     The above statements include forward-looking statements based on current management expectations. Numerous factors exist which may cause results to differ from these expectations. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) possible changes in reimbursement from payors to healthcare providers that may reduce payments; (ii) the Company’s ability to attract physicians and retain qualified management and personnel; (iii) the geographic concentration of the Company’s operations; (iv) risks associated with the Company’s acquisition and development strategies; (v) the regulated nature of the healthcare industry; (vi) the highly competitive nature of the healthcare business; and (vii) those risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Therefore, the Company’s actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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